EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
DECEMBER 29, 2005		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
TO REDEEM $7,000,000
OF TRUST PREFERRED SECURITIES

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI) a community bank holding company with five bank subsidiaries today announced that it intends to redeem $7,000,000 (280,000 shares) of its 9.75% Trust Preferred Securities (NASDAQ/NMS-PFBIP) as of January 31, 2006. The proceeds to redeem the $7,000,000 of the Trust Preferred Securities will come from an adjustable prime interest rate bank borrowing, currently at 7.25%. The redemption will include interest on the 280,000 shares from January 1, 2006 through the January 31, 2006 redemption date.

In a letter dated November 22, 2005, Premier requested permission from the Federal Reserve Bank of Cleveland (“FRB”) to refinance $7,000,000 of its Trust Preferred Securities. The FRB has granted Premier permission to complete the transaction.

Pursuant to a previously disclosed Written Agreement entered into with the FRB on January 29, 2003, Premier is required to request approval for the payment of early redemptions on its 9.75% Junior Subordinated Deferrable Interest Debentures (“Subordinated Debentures”) related to the Trust Preferred Securities. Under that same Written Agreement, Premier is also required to request approval to enter into any new borrowings.

The goal of the refinancing is to reduce Premier’s overall interest cost by lowering the rate on its total outstanding debt and by lowering its total outstanding debt via scheduled monthly principal payments of $50,000. The refinancing will reduce Premier’s interest cost by approximately $175,000 per year assuming a constant 7.25% interest rate. If the prime interest rate rises, these savings will decrease. However, if the prime interest rate declines the savings from the refinancing will increase. As a result of the early redemption, Premier will accelerate the amortization of approximately $256,000 of the Trust Preferred Securities issuance costs into the first quarter of 2006.

Certain Statements contained in this news release, including without limitation statements including the word “believes,”“anticipates,”“intends,”“expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.